Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1) and related Prospectus of Decoy Therapeutics Inc. (formerly Salarius Pharmaceuticals, Inc.) for the registration of 808,000 shares of its common stock and to the incorporation by reference therein of our report dated March 31, 2026, with respect to the consolidated financial statements of Decoy Therapeutics Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

June 12, 2026